Exhibit 99.4

CIT EQUIPMENT COLLATERAL 2005 – VT1

ANNUAL STATEMENT OF COMPLIANCE

The undersigned certifies that he is an Executive Vice President of CIT Financial USA, Inc., a corporation organized under the laws of Delaware (“CFUSA”), and that as such he is duly authorized to execute and deliver this certificate on behalf of CFUSA in connection with a Pooling and Servicing Agreement dated as of February 1, 2005, among CIT Equipment Collateral 2005-VT1, as Issuer, CIT Funding Company, LLC, as Depositor, and CFUSA, in its individual capacity and as Servicer (the “Agreement”). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustees and each of the Rating Agencies that a review of the activities of CFUSA during the 2005 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, (a) CFUSA has, in all material respects, fulfilled its obligations under the Agreement during the 2005 calendar year and (b) no Servicer Default has occurred or is continuing.

DATED: March 10, 2006

CIT FINANCIAL USA, INC., as
Servicer

/s/ William L. Schumm

Name: William L. Schumm
Title: Executive Vice President